Calculation of Filing Fee Tables
S-8
Helmerich & Payne, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.10 par value per share, to be issued under the Helmerich & Payne, Inc. 2024 Amended and Restated Omnibus Incentive Plan (the "2024 Plan")	457(a)	2,900,000	$ 39.99	$ 115,971,000.00	0.0001381	$ 16,015.60
Total Offering Amounts:						$ 115,971,000.00		$ 16,015.60
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 16,015.60
Offering Note
[1]	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement on Form S-8 also includes additional shares of Common Stock, par value $0.10 per share ("Common Stock") of Helmerich & Payne, Inc. in respect of the securities identified in the above table that may become issuable through the 2024 Plan as a result of any stock dividend, stock split, recapitalization or other similar transactions. The "Proposed Maximum Offering Price Per Share" and the "Maximum Aggregate Offering Price" are estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and are based on a price of $39.99 per share of Common Stock, which price is an average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on May 1, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources